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                                                                   Exhibit 2.4

                             PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into on this May 13, 1998 by and between Epic Resorts, Inc., a Delaware corporation (hereinafter referred to as "Purchaser") and Planter's Preserve, L.L.C. (hereinafter referred to as "Seller"). For purposes of this Agreement, the term "Purchaser" shall also include any corporate subsidiary of Epic Resorts, Inc. to which Epic Resorts, Inc., assigns this Agreement.

                                      RECITALS

     Seller is the owner of a property that consists of approximately 16 acres that is currently zoned for 160 timeshare units, that is located on Coggins Point Road, Hilton Head Island, South Carolina, 29938 the legal description of which is set forth on Exhibit "A" attached hereto and made a part hereof (the "Land"). Currently completed are 36 units ("Timeshare Units"), clubhouse and other related amenities ("Improvements").

     Seller is a limited liability company having as its members J. Dudley King, Jr., Judy P. Trew, RBC Enterprises, Inc. and Herb Alfree ("Members"). At or prior to the Closing of this Agreement, Epic Resorts, Inc. will form a wholly owned subsidiary, which will acquire the Property, as hereinafter defined, under the terms of this Agreement ("Subsidiary"). At the Closing Judy P. Trew will exchange her member's interest in the Seller for a Twenty-five (25%) percent stock ownership interest in the Subsidiary.

     Seller has agreed to sell, and Purchaser has agreed to purchase, the Property, including the Timeshare Units and all other improvements thereon, and all other property associated therewith, for the price and on the terms and conditions as more specifically set forth below.

     NOW, THEREFORE, for and in consideration of the above stated premises and other good and valuable considerations, the receipt and sufficiently of which is hereby acknowledged; the parties hereto agree as follows:

     1.   JOINDER OF MEMBERS.

          The Members of the Seller do hereby enter into this Agreement and agree to be bound by its terms. At or prior to the Closing of this Agreement, Judy P. Trew ("Trew") hereby agrees to withdraw as a member of the Seller in exchange for receiving at Closing a twenty-five (25%) percent stock interest in the Subsidiary. Upon the withdraw of Trew as a member of the Seller, Trew shall not be entitled to receive any portion of the Purchase Price, as hereafter defined, paid to Seller by Purchaser. As a condition to the Closing under this Agreement, Trew and Epic Resorts, Inc., shall enter into a Shareholders Agreement and a Marketing Agreement satisfactory to them both, and a Management Agreement and a Development Management Agreement, both with companies affiliated with Trew, satisfactory to Trew and Purchaser.

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     2.   PURCHASE AND SALE.

          Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, upon all of the terms, covenants and conditions hereinafter set forth, the following:

          (a)  The Land;

          (b) The unconveyed Timeshare Units, including, without limitation, the buildings, parking areas, sign structures and other structures and improvements on the Land (collectively referred to as the "Improvements");

          (c) All furniture, furnishings, supplies, equipment and fixtures, carpeting, inventory, appliances, water fountains, elevators and all other tangible personal property of any type which is located on the Land and/or is used or useful in connection with any business operations of the improvements thereon or the repair and maintenance of the Land and Improvements, except for items located on the Land that are not owned by Seller, all of which are listed in Schedule 2(c) (collectively referred to as the "Personal Property");

          (d) Easements and all other rights appurtenant to the Land including, without limitation, easements and rights-of-way for access, drainage, water, utilities and other purposes incident to the use of the Land and Improvements (collectively referred to as the "Appurtenances");

          (e) All rights of the Seller in all building permits, certificates of occupancy and other permits, licenses, governmental approvals, and agreements which have been or are being utilized in connection with the ownership, operation, and maintenance of the Land and Improvements (collectively referred to as the "Licenses and Permits");

          (f) Leases, tenancy agreements (but excluding any employment contracts) which exist with respect to the ownership, operation and maintenance of the Land, Personal Property and Improvements (collectively referred to as the "Leases and Contracts");

          (g) Sellers' interest in the name "Planters Quarters" as well as any logos, signs, trademarks and other rights relating to said name, telephone number(s) of the Improvements and all intangible personal property used or useful in the operation, repair and maintenance of the Land, Improvements and Personal Property (collectively referred to as the "Intangible Property");

          (h) All records concerning the operation of the Property including but not limited to accounting books and records applicable thereto (collectively referred to as the "Records");

          (i) All architectural drawings of the Improvements and plans and specifications (e.g., including but not limited to structural, electrical, plumbing, landscaping, etc.) utilized in the development of the Land and construction of the Improvements (collectively referred to as the "Plans");

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          (j)  All manufacturers, sales and service warranties applicable to the Land, Personal Property and Improvements (collectively referred to as the "Warranties");

          (k) All contracts with Timeshare owners and rights and remedies thereunder;

          (l) All receivables owing to Seller at time of Closing, including but not limited to payments owed by Timeshare Unit purchasers,

     For purposes of this Agreement, the conveyance of the foregoing property shall be deemed to be all inclusive and no Land, Improvements, Personal Property, Appurtenances, Licenses and Permits, Leases and Contracts, Intangible Property, Records, Plans and Warranties (collectively referred to herein as the "Property" shall be excluded, except as may be excluded by written consent of the Purchaser. The transfer of the items described in sub-paragraphs (k) and (l) shall be without recourse, which the parties agree and acknowledge means that Purchaser shall have no recovery against Seller in the event of non-payment of amounts due and owing under the contracts described in sub-paragraph (k) or non-payment of the receivables described in subparagraph (1).

     Purchaser shall as of the Closing Date assume the Leases and Contracts, in instances in which the other party to the contract consents. Seller shall use its best efforts to obtain such consents. Purchaser shall not assume Seller Marketing Agreement with RBC Enterprises, Inc., dated ___________.

     3.   PURCHASE PRICE.

          (a) The total purchase price ("Purchase Price") for the Property shall be Three Million Eight Hundred Twenty One Thousand ($3,821,000) Dollars payable in good funds by wire transfer at Closing, as hereafter defined, plus the sum of debt being assumed by Purchaser under subparagraph 3(b). The Purchase Price will be allocated $1,771,000 to J. Dudley King, Jr., $1,025,000 to RBC Enterprises, Inc. and $1,025,000 to Herb Alfree.

          (b) The Sellers shall represent and warrant that the only liabilities of Company at Closing shall be: (i) a first mortgage to Finova Capital Corporation with a funded balance at Closing not to exceed $3,800,000 plus the sum of money advanced by Finova for construction financing set forth in Schedule 3(b) prepared by Seller (the "Company Debt"), (ii) a non-recourse loan regarding golf memberships with American Golf, (iii) Finova debt related to consumer receivables, and (iv) other current cash liabilities not to exceed $250,000 exclusive of Members Loan Interest Payable as listed on
Schedule 3(b).

          (c) Within five (5) days after execution of this agreement by both parties, Purchaser will deposit with the law firm of Purchaser's counsel, Robert M. Kramer & Associates, P.C. (the "Escrow Agent"), the sum of Fifty Thousand ($50,000.00) to serve as an escrow deposit and to secure Purchaser's performance hereunder. The Fifty Thousand Dollars is hereafter referred to as the "Deposit". The Deposit shall be held in an interest bearing account with a commercial bank or savings and loan association with all earnings to accrue to Purchaser's benefit, unless Seller retains the Deposit as a result of a default by Purchaser hereunder in which

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event the Deposit, together with interest thereon, shall be paid to Seller.
The Deposit shall be paid to Seller and credited to Purchaser against the Purchase Price, at Closing.

          (d) If Purchaser does not terminate this Agreement pursuant to paragraph 4 of this Agreement (below), then Robert M. Kramer & Associates, P.C. shall withdraw as Escrow Agent and transfer the Deposit to Seller's counsel, W. Thomas Vernon, King & Vernon, P.A., which thenceforth shall act as Escrow Agent and Purchaser shall deposit with the Escrow Agent an additional sum of Fifty Thousand ($50,000.00) Dollars to additionally secure Purchaser's performance hereunder ("Additional Deposit"). The Deposit and Additional Deposit shall be held in an interest bearing account with a commercial bank or savings and loan association with all earnings to accrue to Purchaser's benefit, unless Seller retains the Deposit and Additional Deposit as a result of a default by Purchaser hereunder in which event the Deposit and Additional Deposit, together with interest thereon, shall be paid to Seller. The Deposit and Additional Deposit shall be paid to Seller and credited to Purchaser against the Purchase Price, at Closing.

     4.   INSPECTION RIGHTS OF PURCHASER.

     From the date this Agreement is executed through the Closing Date, Purchaser shall have the right to inspect all of Seller's records and documents relating to the ownership, construction and condition of the Property, and to physically inspect the Property, including any environmental, asbestos and radon testing, and to otherwise satisfy itself as to the acceptability of the Property for Purchaser's intended use. Purchaser and Purchaser's agents shall have the right of ingress and egress to the Property for the inspections contemplated herein. If for any reason the condition of the Property is not satisfactory to Purchaser, in Purchaser's sole discretion, Purchaser may terminate this Agreement by sending written notice of termination to the Seller within thirty (30) days of the date this Agreement is executed by both Purchaser and Seller ("Due Diligence Period"), whereupon the Deposit with all interest shall be returned to Purchaser and the parties shall thereafter have no further responsibilities or obligations to each other.

     5.   CONDITION OF TITLE.

          (a) At Closing, Seller shall convey to Purchaser by special warranty deed good and marketable fee simple title to the Land and title to the other Property by a Bill of Sale and an Assignment of Contracts and Warranties. Title to the Land shall further be (i) free and clear of all liens, restrictions, easements, encumbrances, claims or liens by contractors, subcontractors, mechanics and materialmen, leases, tenancies and other title objections except for those identified in paragraph 3(b) and those listed on
Schedule 5(a) attached (the "Permitted Exceptions"); and (ii) insurable as aforesaid at ordinary rates by any reputable title insurance company licensed to do business in the State of South Carolina. Title to the Property other than the Land shall be conveyed free of all security interests, debts and claims by third parties, except those listed on Schedule 5 (a).

          (b) If title to the Land cannot be conveyed to Purchaser at the time of Closing in accordance with requirements of this Agreement, then Purchaser shall have the option of:

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               (i)  taking such title as Seller can convey without abatement of the Purchase Price provided, however, that if there are liens, encumbrances, defects or other objections to title (other than the Permitted Exceptions) which are or have been or reasonably can be reduced to a monetary amount, Seller shall pay and discharge same and shall deliver to Purchaser at Closing all instruments, in recordable form, sufficient to satisfy of record such liens, encumbrances, defects or other objections to title together with the cost of recording or filing said instruments; or

               (ii) terminating this Agreement by giving written notice to Seller, in which case the Deposit and Additional Deposit and all interest earned thereon shall be returned to Purchaser whereupon, neither party shall have further rights, liabilities or obligations hereunder. Nothing contained herein shall preclude Purchaser from maintaining an action for specific performance and/or damages against Seller for a breach of this Agreement, if title to the Property cannot be conveyed by Seller to Buyer at Closing in accordance with the requirements of this Agreement by reason of Seller's affirmative act or intentional omission with respect only to those matters set forth in 5(c) below resulting in a failure to comply with any term, covenant, condition or provision contained herein relating to the condition of title.

          (c) Seller warrants that at all times while this Agreement remains in effect, Seller will not, except to the extent specifically set forth herein, (i) execute any easements, covenants, conditions, restrictions, or rights-of-way with respect to the Land; (ii) mortgage or encumber the Land;
(iii) enter into any recorded or unrecorded contracts or leases with respect to the Land; (iv) execute any lease for the Timeshare Units; (v) seek any zoning changes or other governmental approvals with respect to the Land; or
(vi) do, or voluntarily permit to be done, anything which would adversely affect the condition of title to the Land from and after the date of this Agreement through the completion of Closing.

     6.   SURVEY.

          If Seller does not have a current ALTA survey of the Property available, Purchaser may obtain, at Purchaser's expense, a current survey of the Property, prepared and certified by a duly licensed land surveyor acceptable to Purchaser. Seller will cooperate with Purchaser in obtaining a survey.

     7.   SELLER'S REPRESENTATIONS AND WARRANTIES.

          Seller and each of its Members, hereby make the representations and warranties set forth in this Section 7. All of Seller's representations and warranties shall be true and correct as of the date of closing, shall be deemed ratified by Seller's act of Closing, and any Schedules, documents or information to be furnished by Seller shall be updated and furnished to Purchaser at Closing. From and after the date of this Agreement, and until Closing, Seller shall not take any action or make any admission, which would have the effect of violating any of the representations or warranties of Seller contained in this Agreement. The delivery and disclosure of any Schedule, document or information by Seller shall constitute Seller's and its Members' certificate and warranty that the same, and all information reflected therein, are completely

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accurate and current in all respects. All of the warranties and representations of Seller and its Members shall survive closing and the conveyance of the Property to Purchaser.

          (a) The execution of this Agreement and the fulfillment of Seller's obligations hereunder shall not constitute or result in a breach of any term or provision of any existing mortgage, lease or other agreement to which Seller is a party or by which Seller is bound, except that the parties acknowledge and agree that Finova's approval is required for any assumption by purchaser of financing extended by Finova. All persons or entities whose joinder in the Deed would be necessary to convey title to Buyer hereunder have been identified herein as "Seller." This Agreement and all other instruments and documents to be executed and delivered by Seller to Purchaser hereunder or pursuant hereto have been or will be duly executed and delivered by Seller and constitute (or will constitute, as to those instruments and documents to be executed and delivered) the legal, valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms.

          (b) Seller has received no written official notice, nor any informal written or oral notice of any contemplated condemnation proceedings against the whole or any part of the Property.

          (c) The Land is presently zoned to permit the development and operation thereon of residential time share units; there are no moratoria or similar conditions that will prevent the development and operation upon the Land of residential time share units; there are no current violations of any building, zoning or other requirements of any applicable governmental authority affecting the Property.

          (d) Seller has no knowledge of any fact or condition which would result in the termination or reduction of the current access from the Land and Improvements on existing public streets; and Seller has no knowledge of any proposed road widening or other construction activity within the vicinity of the Land.

          (e) Seller has no knowledge of any latent or patent defect or design deficiency in the foundation, structure, roof, paved areas or mechanical systems of the Improvements, including, without limitation, the heating, ventilation and cooling systems, the electrical system, the plumbing system or the elevators.

          (f) There are no lawsuits presently filed and served, nor are there, to the knowledge of Seller, any lawsuits that are pending or have been threatened concerning the Property or any portion thereof, or Seller's title or right to convey the Property or any portion thereof hereunder, nor has Seller any knowledge of any claims or liens existing or threatened against the Property or any part thereof, other than those filed of record prior to the execution date of this Agreement.

          (g) Seller is in sole and undisputed possession of the Property and (except for Timeshare Unit owners lawfully on the Premises) no other person or entity is entitled to possession of all or any portion of the Property.

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          (h)  There are no other contracts, leases, agreements,
understandings or other obligations existing with respect to the Property or any portion thereof, other than as are reflected in this Agreement and the schedules and other information to be furnished hereunder.

          (i) No person, firm, corporation, or other entity has any right or option to acquire the Property, or any part thereof.

          (j) Seller has received no notice and has no knowledge of any pending liens, increased assessments or tax rates, or any special assessments to be made against the Property by governmental authority, except for a notice of a county-wide reassessment.

          (k) Seller is current in all sales and use tax obligations relating to the Property.

          (l) Seller is neither a "foreign person" nor "foreign corporation" as those terms are defined in the United States Internal Revenue Code, as amended, and Seller shall ratify this warranty by affidavit at the time of closing.

          (m) To the Seller's knowledge, public water, public sanitary sewer, electricity, and telephone services have been installed to the Improvements through appropriate easements.

          (n)  Except as disclosed on Schedule 7(n):

               (i) To Seller's actual knowledge, the Land and Improvements ("Premises") do not contain any Hazardous Materials.

               (ii) To Seller's actual knowledge, there are no underground or above-ground storage tanks on or under the Premises, and Seller has no knowledge of the removal of any underground or above-ground storage tanks from the Premises.

               (iii) To Seller's actual knowledge, there are no transformers containing or contaminated with Hazardous Materials on the Premises, and Seller has no knowledge of the removal of any such transformers from the Premises.

               (iv) Seller has not engaged in or permitted any Hazardous Materials Use in, at, under, or in connection with the Premises nor, to Seller's knowledge, has any previous owner or tenant of the Premises engaged in or permitted any Hazardous Materials Use in, at, under, on or in connection with the Premises.

               (v)    Seller has not received notice or actual knowledge of:
(1) any claim, demand, investigation, enforcement, response, removal, remedial or other governmental or regulatory action instituted or threatened, against Seller or the Premises pursuant to any Hazardous Materials Law; (2) any claim, demand, suit or action made or threatened by any person against Seller or the Premises relating to any form of damage, loss or injury resulting from or claimed to result from, any Hazardous Materials on, about, beneath or arising from the Premises or any alleged violation of any Hazardous Materials Law; and (3) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous

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Materials on, about, beneath, arising from or generated at the Premises, including without limitation, any notice of violation, citation, complaint, order directive, request for information or response thereto, notice letter, demand letter or compliance schedule. If discovered prior to Closing, Seller shall immediately advise Buyer of any of the claims or communications listed in clauses (1) through (3) above and also shall immediately advise Buyer of the discovery of any Hazardous Materials on, about, beneath, or arising from the Premises or the discovery of any condition on, arising from the Premises or the discovery of any condition on, about, beneath, or arising from the Premises which might give rise to liability, the imposition of a statutory lien or require response, removal or remedial action under any Hazardous Materials Law.

               (vi) As used, in this Agreement, "Hazardous Materials" shall mean (i) asbestos in any form; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment which contain dialectic fluid containing levels of polychlorinated biphenyls (PCB's) in excess of 50 parts per million; (iv) lead paint; (v) any substance or residual deemed hazardous or toxic, or required to be disclosed, reported treated removed, disposed of or cleaned up by any applicable Hazardous Materials law, and (vi) any other substance residual or material to which exposure is prohibited, limited or regulated by any federal, state or local authority, or which, even if not so regulated, is known to pose a hazard to the health and safety of the occupants of the Premises or of property adjacent to the Premises.

               (vii) As used in this Agreement, "Hazardous Materials Law" shall mean a federal state, or local statute, law, ordinance, code, regulation, rule, order or decree (whether by court or by a governmental or quasi-governmental entity or agency having authority), in effect on the date hereof or hereafter enacted, promulgated or issued.

               (viii) As used in this Agreement, "Hazardous Materials Use" shall mean activities involving, directly or indirectly, the manufacture, leak, spill, emission, deposit, discharge, release, use, transportation, generation, treatment, storage, disposal or handling of Hazardous Materials.

     8.   CLOSING.

          Closing shall be held on or before June 30, 1998. The exact date and time of Closing shall be designated by Purchaser on not less than five
(5) days notice (which for purposes hereof may be verbally communicated by Purchaser's counsel to Seller's counsel). Closing shall take place at the office of Escrow Agent at 1426 Richland Street, Columbia, South Carolina 29201 (the "Closing").

     9.   CLOSING DOCUMENTS.

          (a) At the Closing, Seller shall execute and/or deliver the following documents all in form and content acceptable to Purchaser:

               (i) A Statutory Warranty Deed free and clear of all mortgages, liens and encumbrances and subject only to the Permitted Exceptions;

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               (ii)   Bill of Sale for all Personal Property;

               (iii) An assignment of Seller's right, title and interest in and to all Appurtenances, Licenses and Permits, those Leases and Contracts which Purchaser has elected to assume, Intangible Property, Records, Plans and Warranties;

               (iv) An Affidavit reciting that there are no contractor's liens against the Land and that, within the past ninety (90) days, there have been no improvements, alterations or repairs for which the costs thereof remain unpaid, with the exception of the items except as listed in Schedule 9(a)(iv) and anything caused by Purchaser; that, except as previously disclosed to Purchaser, the Land is free and clear of all liens, taxes, encumbrances and claims whatsoever, with the exception of real estate taxes for the year of closing; that there are no parties in possession or with a right or claim to possession; and that affiant has received no notice of any violations of County or municipal ordinances pertaining to the Property;

               (v) A Standard FIRPTA affidavit acknowledging that Seller is not a "foreign person" as defined and set forth in Section 1445 of the Internal Revenue Code (or, in the event Seller is a "foreign person," providing Purchaser with sufficient information for Purchaser to comply with the withholding requirements thereof);

               (vi) A standard "gap" affidavit in the form required by the title company issuing a title insurance policy to Purchaser;

               (vii) Appropriate certificates or resolutions of authority confirming the authority of the individual(s) executing the closing documents; and

               (viii) Such other and further documents as may be reasonably appropriate to consummate the transaction in accordance with the provisions of this Agreement.

          (b) At the Closing, Purchaser shall pay Seller the Purchase Price and execute and/or deliver such documents as may be reasonably appropriate to consummate the transaction in accordance with the provisions of this Agreement.

     10.  ACCESS; CONDUCT PRIOR TO CLOSING.

          (a) At all times prior to Closing, Purchaser shall have complete access to the Property for any purpose deemed necessary or appropriate by Purchaser, provided that Purchaser shall not damage the Property or interfere with the conduct of business thereon, and shall indemnify Seller for any loss of damages thereby caused.

          (b) Prior to Closing, Seller shall not enter into any new or terminate any existing (including the RBC Enterprises, Inc. Sales and Marketing Contract) contracts or other agreements (including the RBC Enterprises, Inc. Sales and Marketing Contract) contracts or other agreements affecting the Property without obtaining the prior written consent of Purchaser, except for sales of Timeshare Units in the ordinary course of business. Seller agrees to continue in the normal course of business the construction of those improvements set out in Schedule

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10(b) in accordance with the Plans for those items. Notwithstanding any provision of this Agreement to the contrary, Seller shall have the right to utilize income and loan funds and any other funds related to the project for the purpose of completion of construction as called for herein. Seller shall also continuously maintain every part of the Property in good condition, ordinary wear and tear excepted, and to continue the conduct of business therein, in accordance with a standard of operation and quality consistent with present condition of the Property. Seller further agrees to maintain all existing insurance in place through the date of Closing.

     11.  CONDITIONS TO CLOSING.

          (a) Purchaser's obligation to close shall be subject to the satisfaction, in advance of Closing, of the following:

               (i) All of the representations and warranties of Seller set forth in this contract shall be true and correct in all respects on and as of the date of closing as though made at that time.

               (ii) Seller shall have performed, satisfied and complied with all of the covenants, agreements, and conditions required by this contract to be performed or complied with by it on or before the date of Closing.

               (iii) Seller shall not be in receivership or dissolution or have made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature or have been adjudicated as bankrupt or have filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization under the Bankruptcy Act or any other similar law or statute of the United States or any state, and no such petition shall have been filed against it.

               (iv) Finova's approval of the assumption by Purchaser of all financing extended by it in connection with the Property and the release of Seller's Members from the personal guaranty of such financing.

          (b) Seller's obligation to close shall be subject to the satisfaction, in advance of Closing, of the following:

               (i) All of the representations and warranties of Purchaser set forth in this contract shall be true and correct in all respects on and as of the date of closing as though made at that time.

               (ii) Purchaser shall have performed, satisfied and complied with all of the covenants, agreements, and conditions required by this contract to be performed or complied with by it on or before the date of Closing.

               (iii) Purchaser shall not be in receivership or dissolution or have made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature or have been adjudicated as bankrupt or have filed a petition in voluntary bankruptcy

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or a petition or answer seeking reorganization under the Bankruptcy Act or any other similar law or statute of the United States or any state, and no such petition shall have been filed against it.

               (iv) Finova's approval of the assumption by Purchaser of all financing extended by it in connection with the Property and the release of Seller's Members from the personal guaranty of such financing.

     12.  CLOSING EXPENSES.

          Purchaser shall be responsible for payment, at Closing, of the following: the costs of recording the Deed; title insurance premium; title exam and attorneys' fees for closing; documentary stamps, including any local surtax, applicable to the Deed. Seller shall be responsible for payment, at Closing, of the costs or recording any corrective instruments and any transfer taxes. Purchaser and Seller shall be responsible for the payment of their respective attorneys' fees.

     13.  PRORATIONS AND ADJUSTMENTS.

          The following shall be prorated and adjusted as of the date of
Closing:

          (a) Real and personal property taxes shall be prorated based upon the current year's tax with due allowance made for the maximum allowable discount and exemptions if allowed for said year. If the current year's assessment is not available, then taxes will be prorated based upon the tax assessment for the Property for the immediately preceding year, with due allowance made for the maximum allowable discount and exemptions if allowed for said year. The tax proration shall be subsequently readjusted upon receipt of the actual tax bill within ten (10) days after written request of either party hereto. This provision shall survive the termination of this Agreement and the conveyance of the Property to Purchaser.

          (b) Certified governmental liens or special assessment liens, if any, will be paid by the Seller. Pending governmental liens, if any, will be assumed by the Purchaser unless the improvement for which the lien has been levied has been substantially completed as of the date of Closing, in which event Seller shall pay for such pending liens.

          (c) Security deposits, if any, from tenant's leases and other contracts, deposits, including advance booking deposits, prepaid rent and escrows held in connection with tenancies of the Property shall be transferred to Purchaser.

          (d) Rents and other revenues shall be prorated. Proration of rents shall be of those actually received and Purchaser shall be entitled to all rents and other income accruing from and after the date of Closing. Any rentals or other sums due Seller before closing, but not yet collected as of the date of Closing, shall be Seller's exclusive responsibility to collect.

          (e) All utility charges, including but not limited to, telephone service, gas, water and sewer, and electric power shall be prorated as of the date of Closing. At least ten (10) days prior to Closing, Seller shall notify all utilities servicing the Property of the contemplated change in ownership, and direct that current billings for services rendered up to the date of Closing be directed to Seller and that all future billings for services rendered on or after the Closing Date be directed to Purchaser with no interruption of service. Such notice shall be provided in writing and copies of same furnished by Seller to Purchaser. Only deposits, standby charges and other prepayments which may be assignable and are assigned to Purchaser shall be paid for by Purchaser at Closing. Non-assignable deposits and other charges shall be refunded to Seller and replaced by Purchaser with appropriate adjustment to the proration.

          (f) All other income, receivables, claims and rights to revenue derived from the Property accruing or relating to the period up to the date of Closing shall belong to Purchaser and it shall be Purchaser's exclusive responsibility to collect same.

          (g) Insurance premiums relating to the Property shall be prorated if Purchaser elects to assume such Insurance.

     14.  EMPLOYEES.

          On or after Closing, Purchaser may, in its sole discretion, employ some or all of the employees of Seller, and Seller shall encourage such employees to become employees of Purchaser; provided, however, that Purchaser shall not assume any payroll or payroll tax obligations of Seller or the cost of any employee benefits which may be afforded by Seller to its employees. Notwithstanding the foregoing, Purchaser acknowledges that all employees of Seller are employees at will, without written employment agreements, and without any collective bargaining agreements and that Seller can make no representation or warranty that any one or more of their existing employees will accept or continue employment with the Seller.

     15.  RISK OF LOSS; POSSESSION.

          Risk of loss shall remain with Seller pending completion of the Closing. Seller shall deliver possession of the Property to Purchaser at Closing. If the Property, or any portion thereof, is damaged by fire or other casualty prior to Closing, Purchaser shall have the option of either taking the Property as damaged, together with either a credit against the cash to close in the amount of any insurance proceeds payable by virtue of such loss or damage, or of canceling this Agreement and receiving a return of the Deposit, together with any interest earned thereon.

     16.  INDEMNIFICATION.

          Seller, and each of its Members, shall indemnify Purchaser and hold and save Purchaser harmless of and from any and all loss, cost, damage, injury or expense, including attorney's fees, arising out of or in any way related to:

          (a) Any inaccuracy in the representations and warranties of Seller or the Members; and

          (b) Any claims for injury to or death of persons, damage to property, contract liabilities, taxes, expenses or claims of any kind, whether direct or contingent, associated with the ownership, operation, management or control of the Property or any part thereof, arising due to or out of events or transactions occurring prior to the Closing hereunder, except as otherwise provided in this Agreement and excluding claims, etc. based upon Timeshare owner defaults on contracts and Promissory Notes to acquire timeshare intervals in the Property executed in the ordinary course of Seller's business.

          (b) Purchaser shall indemnify Seller for any and all loss, cost, damage, injury or expense, including attorneys' fees, arising out of or in any way related to:

               (1) Any inaccuracy in the representations and warranties of Purchaser or its subsidiary; and

               (2) any claims for injury to or death of persons, damage to property, contract liabilities, taxes, expenses or claims or any kind, whether direct or contingent, associated with the ownership, operation, management or control of the Property or any part thereof, arising due to or out of events or transactions occurring after the Closing hereunder; provided that this indemnity does not apply where the event giving rise to liability causes a representation or warranty of Seller to be false.

Notwithstanding the foregoing provisions of this paragraph 16, no party shall assert a claim for indemnification, unless all claims of such party for indemnification have a value of $15,000 or more, in the aggregate. No claim for indemnification shall be made unless the fact or set of facts, event or occurrence that gives rise to the claim comes into existence within two years of the date of the Closing.

     17.  EMINENT DOMAIN.

          If all or any portion of the Property shall be taken through the exercise of the power of eminent domain prior to the Closing, then in such event, the Purchaser shall have the option either:

          (a) To take title at the Closing without any abatement or adjustment in the Purchase Price, in which event the Seller shall assign its rights in any condemnation award to the Purchaser, or the Purchaser shall receive the condemnation award from the Seller if it is paid prior to the Closing by means of a credit against the cash to close and any excess shall be paid in cash to Purchaser at Closing; or

          (b) To cancel this Agreement and obtain an immediate and unqualified refund of the Deposit, together with any interest earned thereon, whereupon each party shall be released from any and all further obligations hereunder.

     18.  DEFAULT BY PURCHASER.

          If Purchaser fails to perform the covenants of this Agreement, Seller's remedies shall be limited to the retention of the Deposit, together with any interest earned thereon, as agreed and liquidated damages in full settlement of any claims, whereupon the parties shall be relieved and released from all further obligations under this Agreement. The parties agree that this provision for liquidated damages is a bona fide attempt by the parties to resolve the amount of the damages which would be sustained by the Seller in the event of the breach of this Agreement by the Purchaser, and the parties recognize that the actual amount of such damages, if any, would be speculative and extremely difficult of ascertainment. Notwithstanding the foregoing, Purchaser shall be entitled to written notice and ten (10) days opportunity to cure any default, and any deadline shall be extended for the period of cure.

     19.  DEFAULT BY SELLER.

          If the Seller fails to perform the covenants of this Agreement and/or fails to close as provided herein and/or any of the conditions of closing set forth in Section 9(a) have not taken place by June 30, 1998 then Purchaser may: (a) proceed to close or (b) rescind this Agreement in which event Purchaser shall be entitled to an immediate and unqualified refund of the Deposit, together with any interest earned thereon; or (c) obtain specific performance of Seller's obligations hereunder; notwithstanding the foregoing, Seller shall be entitled to written notice and ten (10) days opportunity to cure any default, and any deadline shall be extended for the period of cure.

     20.  WAIVER.

          The waiver of any condition or provision of this Agreement or of any breach or default under any of the terms of this Agreement by either party must be in writing and shall not be deemed to be nor shall the same constitute a waiver of any subsequent condition, provision, breach or default.

     21.  NOTICES.

          Any notice required or permitted to be given by this Agreement shall be given or made in writing, and shall be served personally by messenger or courier service, or mailed in the United States by prepaid, registered or certified mail return receipt requested, as follows:

          If to Seller:       Planters Preserve, L.L.C.
                              P.O. Box 5686
                              Hilton Head, SC  29938

          with copies to:     B. Dean Pierce, Esq.
                              King & Vernon, P.A.
                              1426 Richland Street
                              P.O. Box 7667
                              Columbia, SC  29202

                              Scott Alfree, Esq.
                              Scholten and Fant
                              Suite 202 - Old Kent Building
                              P.O. Box 454
                              Grand Haven, MI  49417-0454

          If to Purchaser:    Epic Resorts, Inc.
                              1150 First Avenue, Suite 900
                              King of Prussia, PA  19406
                              Fax: 610/992-1029
                              Attention:  Thomas F. Flatley

Any notice given in accordance with the provisions of this subparagraph shall be deemed to be effective: (i) if personally delivered, on the date of such delivery with such delivery to be confirmed by a signed receipt, (ii) if mailed, two days after same is postmarked, postage prepaid, or (iii) by telecopier, if telecopied to a telecopier number provided by the other party.
 Each party may give notice to the other party of a change of its address, or telecopy number, for the purposes of giving notice under this Agreement.

     22.  BROKERAGE.

          Each party represents and warrants to the other that neither he, nor it, nor any of their agents has directly or indirectly dealt with, been shown or otherwise consulted any broker or agent thereof in connection with this transaction, and that no real estate brokerage commission is due in connection with this transaction, with the exception that Purchaser has engaged George David as its broker in connection with this transaction and Purchaser is solely responsible for paying George David's compensation. Each party hereby indemnifies and holds the other party harmless against any claim or loss (including attorneys' fees) which may be asserted against the other by reason of any claims or determinations in contravention of the representations and warranties contained in this Paragraph.

     23.  INTERPRETATION; SEVERABILITY.

          This Agreement shall be construed and enforced in accordance with the laws of South Carolina and any dispute arising out of this Agreement shall be heard in a federal or state court sitting in Beaufort County, South Carolina or the federal court district that includes such county the federal or state court sitting in Beaufort County, South Carolina. The article headings in this Agreement are for convenient reference only and shall not have the effect of modifying or amending the expressed terms and provisions of this Agreement, nor shall they be used in connection with the interpretation hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the personal liability or obligation with respect to same. In case anyone or more of the provisions of this Agreement or the application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired. Any reference herein to time periods of less than six (6) days shall in the computation thereof exclude Saturdays, Sundays and legal holidays, and any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

     24.  COSTS; ESCROW AGENT.

          All costs, including attorneys' fees, paid by either party in the enforcement or defense of this Agreement, including proceedings in appellate courts, shall be paid to the prevailing party. In the event of any dispute among the parties with respect to disbursement of the Deposit, the Escrow Agent shall have the right to tender same into a court of appropriate jurisdiction and to interplead both parties hereto and thereafter be free from further liability to the parties or hereunder. Except for willful misconduct, the Escrow Agent shall be excused from all responsibility, including insolvency of any depository, absolutely. The parties acknowledge that the Escrow Agent is the law firm which represents Purchaser in connection with this transaction and that in the event of any dispute or litigation hereunder, it may continue to do so and to serve as Escrow Agent hereunder.

     25.  ENTIRE AGREEMENT, AMENDMENT.

          This Agreement and the documents and information to be furnished pursuant hereto, contain the entire agreement between the parties with respect to this transaction, and no representation, warranties or agreements have been made or, if made, have not been relied upon by either party except those specifically referred to herein. This Agreement may only be amended, modified or supplemented by written instrument signed by the parties hereto.

     26.  BINDING EFFECT.

          All of the terms, covenants and conditions herein contained are and shall be binding upon and inure to the benefit of both parties, their personal representatives, heirs, successors and assigns.

     27.  ASSIGNABILITY.

          This Contract may be assigned by Purchaser to an affiliate (which shall be an entity with the same owners of 50 percent or more of the outstanding shares or interest) of Purchaser.

     28.  RECORDING.

          Each party agrees not to record this Contract or any notice or memorandum thereof in the public records.

     29.  COUNTERPART.

          This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

     30.  EFFECTIVE DATE.

          This Agreement shall be binding on the date when this Purchase and Sale Agreement has been fully executed by the Purchaser and Seller.

     31.  ACCEPTANCE.

          At the option of Purchaser, this Agreement shall be void unless Seller has delivered to Purchaser a signed original counterpart hereof no later than 5:00 P.M., May 19, 1998.

     32.  CONFIDENTIALITY.

          The parties hereto agree to keep this Agreement and its terms confidential and not to disclose any terms to any third parties until Closing, except to potential lenders, surveyors, title agent and other parties requiring information in connection with Purchaser's inspection or other rights under this Agreement.

                                   SELLER:

                                   PLANTERS PRESERVE, L.L.C.



 /s/ Dwight Trew                   By:  /s/ J. Dudley King, Jr.
----------------------------          --------------------------------
                                   Date: 5/18/98
                                        ------------------------------
                                         /s/ Judy P. Trew

                                   PURCHASER:

                                   EPIC RESORTS, INC.



                                   By:/s/Thomas F. Flatley
----------------------------         ---------------------------------
                                         Thomas F. Flatley, President
                                         5/19/98

                   JOINDER OF MEMBERS OF PLANTERS PRESERVE, L.L.C.


     For value received, the receipt and sufficiency of which is hereby acknowledged, and as a material inducement to Purchaser's offer to purchase the Property, the undersigned Members of the Planter's Preserve, L.L.C. ("Members") join in the execution of the foregoing Purchase and Sale Agreement by Planter's Preserve, L.L.C.

     Specifically, the undersigned Members hereby represents and warrants to Purchaser that they/it are personally familiar with Seller's operation of the Property and that each of Seller's representations and warranties contained therein are accurate. Further, the Members do hereby agree to be bound by the provisions of Section 16 of the Agreement as though they were a party thereto.

                                   Members:

                                   /s/J. Dudley King, Jr.
                                   -------------------------------------------
                                   J. Dudley King, Jr.


                                   /s/Judy P. Trew
                                   -------------------------------------------
                                   Judy P. Trew

                                   RBC Enterprises, Inc.


                                   By:
                                      ----------------------------------------

                   JOINDER OF MEMBERS OF PLANTERS PRESERVE, L.L.C.


     For value received, the receipt and sufficiency of which is hereby acknowledged, and as a material inducement to Purchaser's offer to purchase the Property, the undersigned Members of the Planter's Preserve, L.L.C. ("Members") join in the execution of the foregoing Purchase and Sale Agreement by Planter's Preserve, L.L.C.

     Specifically, the undersigned Members hereby represents and warrants to Purchaser that they/it are personally familiar with Seller's operation of the Property and that each of Seller's representations and warranties contained therein are accurate. Further, the Members do hereby agree to be bound by the provisions of Section 16 of the Agreement as though they were a party thereto.

                                   Members:


                                   /s/Herb Alfree
                                   -------------------------------------------
                                   Herb Alfree


                                   /s/J. Dudley King, Jr.
                                   -------------------------------------------
                                   J. Dudley King, Jr.


                                   /s/Judy P. Trew
                                   -------------------------------------------
                                   Judy P. Trew

                                   RBC Enterprises, Inc.


                                   By:
                                      ----------------------------------------

                   JOINDER OF MEMBERS OF PLANTERS PRESERVE. L.L.C.


     For value received, the receipt and sufficiency of which is hereby acknowledged, and as a material inducement to Purchaser's offer to purchase the Property, the undersigned Members of the Planter's Preserve, L.L.C. ("Members") join in the execution of the foregoing Purchase and Sale Agreement by Planter's Preserve, L.L.C.

     Specifically, the undersigned Members hereby represents and warrants to Purchaser that they/it are personally familiar with Seller's operation of the Property and that each of Seller's representations and warranties contained therein are accurate. Further, the Members do hereby agree to be bound by the provisions of Section 16 of the Agreement as though they were a party thereto.

                                   Members:


                                   -------------------------------------------
                                   Herb Alfree


                                   -------------------------------------------
                                   J. Dudley King, Jr.


                                   -------------------------------------------
                                   Judy P. Trew


                                   RBC Enterprises, Inc.


                                   By:   /s/ Illegible
                                      ---------------------------------------